                                                                    Exhibit 3.49

                         DE BRAUW BLACKSTONE WESTBROEK
                         attorneys & civil-law notaries

                               in cooperation with
                          DE BANDT, VAN HECKE & LAGAE



                            Official Copy of the Deed
                              of Incorporation of:
                         SCHREINER ONROEREND GOED B.V.,
                         ------------------------------
             with its registered office in Leiden, The Netherlands,
                        executed before G. J. de Jongh,
           civil-law notary practising in Amsterdam, The Netherlands, on 11 September 1996.

                         DE BRAUW BLACKSTONE WESTBROEK

[SEAL OF ROYAL
NOTARIAL ASSOCIATION]
                                                                     28/29-08-96
                                                                    idv/gj/ik/el
                                                                  70101124.as/ow
                                                                      701.0112.4

                                 INCORPORATION
                                 -------------

On the eleventh of September, nineteen hundred and ninety-six, the following person appeared before me, Gerrit Johannes de Jongh, civil-law notary practising in Amsterdam: Ms Ida de Vries, junior civil-law notary, residing at Max Havelaarlaan 415A, 1183 LX Amstelveen, The Netherlands, born in Menaldumadeel, the Netherlands, on the seventh of March, nineteen hundred and seventy-one, her identity being established based on driving licence number 0080512694, valid until the first of April, two thousand and forty-one, unmarried, acting in this matter as a person holding a written power of attorney from Schreiner Luchtvaart Groep B.V., a company incorporated under Dutch law, with its registered office in Leiden and address at: Verbeekstraat 10-12, 2332 CA Leiden, The Netherlands, and, as such, representing this Company.
The person appearing stated that Schreiner Luchtvaart Groep B.V. was incorporating a private company with limited liability, to be governed by the following

                            ARTICLES OF ASSOCIATION:
                            ------------------------

Name. Registered office.
------------------------
Article 1.
----------
The name of the Company shall be: Schreiner Onroerend Goed B.V.
                                  -----------------------------

Its registered office shall be in Leiden.
Object.
-------
Article 2.
----------
The Company's object shall be:
a. developing and financing construction projects and having such projects executed;
b. acquiring, selling, encumbering, utilising, renting and letting immovable property for its own account and the account of third parties; as well as participating in, otherwise acquiring an interest in, managing other businesses, of whatever nature, and, further, financing third parties and providing security or committing itself in any manner for the obligations of third parties and, finally, everything which is related to or may be conducive to the foregoing.
Capital and shares.
-------------------
Article 3.
----------
3.1. The Company's authorised capital shall be two hundred thousand Dutch guilders (NLG 200,000). It shall be divided into two thousand (2,000) shares of one hundred guilders (NLG 100) each.
3.2.   The shares shall be registered and shall be numbered starting from 1.
3.3.   Share certificates shall not be issued.
3.4. The Company may furnish loans with an eye to subscribing to or acquiring shares in its capital, but only up to at most the amount of the distributable reserves. A Management Board resolution to furnish a loan as referred to in the previous sentence must be approved by the General Meeting of Shareholders, hereinafter to also be referred to as: the 'General Meeting'.

                         DE BRAUW BLACKSTONE WESTBROEK
                                                                               2
[SEAL OF ROYAL
NOTARIAL ASSOCIATION]

The Company shall maintain a non-distributable reserve up to the outstanding amount of the loans referred to in this paragraph. Issuing shares.
---------------
Article 4.
----------
4.1. The General Meeting of Shareholders shall resolve to issue shares; the General Meeting shall determine the share price and other issue conditions.
4.2.   Shares may never be issued for less than par value.
4.3. Shares shall be issued by a notarial deed, with due observance of the provisions in Article 2:196 of the Dutch Civil Code.
4.4. A shareholder shall not have any pre-emption right when shares are issued or when rights to subscribe to shares are granted.
4.5. The Company shall not be authorised to cooperate in issuing depositary receipts for shares. Payment on shares.
Article 5.
----------
5.1.   Shares shall only be issued in return for full payment.
5.2. Payment must be made in cash, insofar as another contribution has not been agreed on.
5.3. Payment may be made in foreign currency with the Company's permission. Acquiring and selling shares in the Company's own capital.
----------------------------------------------------------
Article 6.
----------
6.1. With the General Meeting's authorisation, the Management Board may cause the Company to acquire such a number of paid-up shares in its own capital for valuable consideration that the nominal amount of the shares in the Company's capital to be acquired and already held jointly by the Company and its subsidiaries does not exceed half of the issued capital and otherwise subject to the relevant provisions of the law.
6.2. Article 4.1. shall apply by analogy to the Company's selling shares acquired by it in its own capital. A resolution to sell such shares shall include the approval referred to in Article 2:195(3) of the Dutch Civil Code.
Shareholders' register.
-----------------------
Article 7.
----------
7.1. The Management Board shall maintain a register in accordance with the requirements set by law.
7.2. The Management Board shall make the register available for the shareholders' inspection at the Company's office.
Notices regarding Meetings and other notices.
---------------------------------------------
Article 8.
----------
8.1. Notices to shareholders regarding Meetings shall be sent, by registered letter or not, to the addresses stated in the shareholders' register.
8.2. Notices to the Management Board shall be sent, by registered letter or not, to the Company's office or to the addresses of all the Managing Directors.

                         DE BRAUW BLACKSTONE WESTBROEK
                                                                               3
[SEAL OF ROYAL
NOTARIAL ASSOCIATION]

Manner of transferring shares.
------------------------------
Article 9.
----------
Shares shall be transferred by a notarial deed, with due observance of the provisions in Article 2:196 of the Dutch Civil Code.
Share transfer restriction clause.
----------------------------------
Article 10.
-----------
10.1. A transfer of shares in the Company, not including the Company's selling shares acquired by it in its own capital, may only occur with due observance of paragraphs 2 to 7 of this Article.
10.2. A shareholder wishing to transfer one or more shares must obtain approval from the General Meeting.
10.3. The transfer must take place within three months after approval has been granted or is deemed to have been granted.
10.4. Approval shall be deemed to have been granted if the General Meeting does not simultaneously identify to the requester at the time approval is denied one or more prospective buyers who are prepared to purchase all the shares to which the request for approval relates for payment in cash at the price determined in the manner described in paragraph 5; the Company may only be designated as a prospective buyer with the requester's approval.
       Approval shall also be deemed to have been granted if the General Meeting has not decided on the approval request within six weeks after the request.
10.5. The requester and the prospective buyers accepted by him shall determine the price referred to in paragraph 4 in mutual consultation. In the absence of agreement, the price shall be determined by an independent expert, to be designated by the Management Board and the requester in mutual consultation.
10.6. If the Management Board and the requester do not agree on the designation of the independent expert, the expert shall be designated by the Chairman of the Chamber of Commerce and Industry within whose jurisdiction the Company's registered office is located under the Articles of Association.
10.7. Once the independent expert has determined the share price, the requester shall be free to decide for one month after the price determination whether he will transfer his shares to the designated prospective buyers.
Management.
-----------
Article 11.
-----------
11.1. The Company shall be managed by a Management Board consisting of one or more Managing Directors. The General Meeting of Shareholders shall determine the number of Managing Directors.
       A legal entity may be appointed as a Managing Director.
11.2. The Managing Directors shall be appointed by the General Meeting. The General Meeting may suspend and dismiss them at any time.
11.3. The General Meeting shall determine the Managing Directors' terms and conditions of employment.

                         DE BRAUW BLACKSTONE WESTBROEK
                                                                               4
[SEAL OF ROYAL
NOTARIAL ASSOCIATION]


11.4. In the event of the absence of or vacancy for one or more Managing Directors, the remaining Managing Directors or the sole remaining Managing Director shall temporarily be charged with the management. In the event of the absence of or vacancies for all Managing Directors or the sole Managing Director, a person appointed or to be appointed by the General Meeting shall temporarily be charged with the management. In the case of vacancies, the person referred to in the previous sentence shall take the necessary measures as soon as possible, in order to fill the vacancies permanently.
The Management Board's decision-making.
---------------------------------------
Article 12.
-----------
12.1. With due observance of these Articles of Association, the Management Board may draw up standing rules which regulate matters concerning it internally. In addition, the Managing Directors may divide up their work among themselves, whether or not by standing rules.
12.2. The Management Board shall meet as often as a Managing Director desires. It shall pass resolutions by an absolute majority vote. If there is a tie vote, the General Meeting shall decide the matter.
12.3. The Management Board may also pass resolutions outside of meetings, provided this occurs in writing, by telegraph, by telex or by telecopier and all of the Managing Directors have stated that they are in favour of the proposal in question.
12.4. The Management Board shall act in accordance with the instructions given by the General Meeting regarding the general outlines of the financial, social and economic policy to be followed and the personnel policy.
12.5. The Management Board shall need the approval of the General Meeting for certain resolutions described clearly in a General Meeting resolution to this effect.
Representation. Persons holding powers of attorney.
---------------------------------------------------
Article 13.
-----------
13.1. The Management Board, as well as each Managing Director separately, shall be entitled to represent the Company.
13.2. If a Managing Director concludes an agreement with the Company in his private capacity or brings any proceedings against the Company in his private capacity, the Company may be represented in the matter by one of the other Managing Directors, unless the General Meeting designates a person or the law otherwise designates someone. Such person may also be the Managing Director with respect to whom the conflict of interest exists. If a Managing Director has a conflict of interest with the Company in another manner besides as described in the first sentence of this paragraph, he, as well as any other Managing Director, shall be entitled to represent the Company.
13.3. The Management Board may grant a power of attorney or other continuous representative authority to one or more persons, whether employed by the Company or not. The Management Board may also grant such titles as it chooses to the persons referred to in the previous sentence, as well as to other persons, provided they are employed by the Company.

                         DE BRAUW BLACKSTONE WESTBROEK
                                                                               5
[SEAL OF ROYAL
NOTARIAL ASSOCIATION]

General Meetings.
-----------------
Article 14.
-----------
14.1. The Annual General Meeting shall be held within six months after the end of the financial year.
14.2. The agenda for this Meeting shall in any event include adoption of the Annual Accounts and the determination of the profit appropriation, unless the time period for drawing up the Annual Accounts has been extended.
       The person referred to in Article 11.4. shall be designated during that General Meeting, and the other items placed on the agenda with due observance of paragraphs 5 and 6 of this Article shall be discussed.
14.3. A General Meeting shall be convened as often as the Management Board or a shareholder deems desirable.
14.4. General Meetings shall be held in the municipality where the Company has its registered office. In a General Meeting held elsewhere, valid resolutions may only be passed if the entire issued capital is represented.
14.5. Shareholders shall be given written notice of the General Meeting by the Management Board, by a Managing Director or by a shareholder. The notice shall always state the subjects to be discussed.
14.6. The notice shall not be sent later than on the fifteenth day before the date of the Meeting. If that time period was shorter or if notice was not given, valid resolutions may not be passed, unless the resolution is passed unanimously in a Meeting in which the entire issued capital is represented. The provisions in the previous sentence shall apply by analogy to subjects not announced in the convocation notice or in a supplemental convocation notice with due observance of the time period set for the notice.
14.7. The General Meeting shall appoint its Chairman itself. The Chairman shall designate the Secretary.
14.8.  Minutes shall be taken of the proceedings at the Meeting.
Shareholder voting rights.
--------------------------
Article 15.
-----------
15.1. Each share shall be entitled to cast one vote. Usufructuaries and pledgees of shares may not be granted the voting rights attached to those shares.
15.2. Shareholders may have themselves represented at the Meeting by a written proxy.
15.3.  Resolutions shall be passed by an absolute majority of votes.
15.4. Shareholders may pass all resolutions which they can pass in Meetings outside of Meetings as well, provided the Management Board has prior knowledge. Such a resolution shall only be valid if all shareholders entitled to vote have cast votes in favour of the proposal concerned in writing, by telegraph, by telex or by telecopier.
       The persons passing a resolution outside a Meeting shall immediately inform the Management Board of the resolution passed.

                         DE BRAUW BLACKSTONE WESTBROEK
                                                                               6
[SEAL OF ROYAL
NOTARIAL ASSOCIATION]


Financial year. Annual Accounts.
--------------------------------
Article 16.
-----------
16.1.  The financial year shall be the calendar year.
16.2. Each year, within five months after the end of each financial year - except if this time period is extended by the General Meeting by at most six months on account of special circumstances -, the Management Board shall draw up the Annual Accounts, which it shall make available for the shareholders' inspection at the Company's office.
       The Annual Accounts shall be accompanied by the auditor's report referred to in Article 17, if the instruction referred to there has been given, the Annual Report, unless Article 2:403 of the Dutch Civil Code applies to the Company, and by the other information referred to in Article 2:392(1) of the Dutch Civil Code, insofar as the provisions in that Article apply to the Company. The Annual Accounts shall be signed by all the Managing Directors. If one or more of their signatures are missing, this shall be mentioned, stating the reason.
16.3. Unless the General Meeting makes a reservation in this regard, its adoption of the Annual Accounts shall serve to discharge the Management Board from liability for its management for the previous financial year, subject to the provisions in the law.

Accountant.
-----------
Article 17.
-----------
The Company may instruct an accountant, as referred to in Article 2:393 of the Dutch Civil Code, to audit the Annual Accounts drawn up by the Management Board in accordance with the provisions in paragraph 3 of that Article, on the understanding that the Company shall be obliged to do so if required by law. If the law does not require that the instruction referred to in the previous paragraph be given, the Company may also instruct another expert to audit the Annual Accounts drawn up; such an expert shall hereinafter also be referred to as: the 'accountant'.
The General Meeting shall be entitled to give the instruction. If it does not do so, the Management Board shall have authority to do this. The instruction given to the accountant may be withdrawn at any time by the General Meeting or by the Management Board, if it has given the instruction. The accountant shall report on its audit to the Management Board and shall state the results of its audit in an auditor's report.
Profit and loss.
----------------
Article 18.
-----------
18.1. Profits pursuant to the provisions in this Article shall be distributed after the Annual Accounts showing that they are permitted have been adopted.
18.2.  The General Meeting may freely dispose of the profit.
18.3. The Company may only make distributions to the shareholders and other entitled parties insofar as its shareholders' equity exceeds the amount of the issued capital plus the reserves which must be maintained pursuant to law.

                         DE BRAUW BLACKSTONE WESTBROEK
                                                                               7
[SEAL OF ROYAL
NOTARIAL ASSOCIATION]
18.4. A deficit may be offset against the reserves prescribed by law only insofar as permitted by law.
18.5. With regard to the calculation of the apportionment of an amount intended as a distribution on shares, the shares held by the Company in its own capital shall not count.

Profit distribution.
--------------------
Article 19.
-----------
19.1. Dividends shall de due and payable within four weeks after they are adopted, unless the General Meeting fixes another date on the Management Board's recommendation.
19.2. The General Meeting may resolve that dividends shall be distributed in whole or in part in another form besides cash.
19.3. Subject to the provisions in Article 18.3., the General Meeting may resolve to distribute the reserves in whole or in part.
19.4. Subject to the provisions in Article 18.3., the General Meeting may decide on the Management Board's recommendation to distribute an interim dividend from the profit for the current financial year.
Liquidation.
------------
Article 20.
-----------
20.1. If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board shall be responsible for the liquidation, if and insofar as the General Meeting does not provide otherwise. 20.2. After the legal entity has ceased to exist, the Company's books and records shall be kept for ten years by a person designated by those responsible for the liquidation. Transitional provision.
-----------------------
Article 21.
-----------
The first financial year shall end on the thirty-first of December, nineteen hundred and ninety-six. This Article shall no longer have effect and shall become null and void after the first financial year ends.
Finally, the person appearing stated:
a. the issued and paid-up capital of the Company is forty thousand Dutch guilders (NLG 40,000);
b. the incorporator shall hold four hundred (400) shares in the Company's capital;
c. the incorporator has agreed with and on behalf of the Company that it shall pay for its shares in cash; the provisions regarding such payment in Article 2:203a(1) of the Dutch Civil Code have been satisfied; insofar as payment has been made in accordance with paragraph 1(b) of that Article, the Company shall accept the payment.
d. there shall be two Managing Directors for the time being; the following persons are being appointed as the first Managing Directors:
       1. Mr Jan Jozef Roben, Managing Director, born in Uithuizen, the Netherlands, on the twelfth of September, nineteen hundred and

                         DE BRAUW BLACKSTONE WESTBROEK
                                                                               8
[SEAL OF ROYAL
NOTARIAL ASSOCIATION]

              forty-eight, residing at Terhoffsteedeweg 32, in 2051 ES Overveen, the Netherlands, married; and
       2. Mr Bernardus Biemans, Managing Director, born in Gorinchem, the Netherlands, on the thirteenth of July, nineteen hundred and forty-five, residing at Poelweg 14, in 2361 LK Warmond, the Netherlands, married.
The required ministerial certificate that no objections were raised was granted on the third of September, nineteen hundred and ninety-six, under number B.V.
571.949. The certificate which must be attached to this Deed pursuant to Article 2:203a of the Dutch Civil Code and the draft of this Deed on which the ministerial certificate of no objection was granted shall be attached to this Deed.
The existence of the power of attorney was sufficiently demonstrated to me, the civil-law notary. The written power of attorney was shown by a private deed granting a power of attorney, which shall be attached to this Deed.
IN WITNESS THEREOF,
one original of this Deed was executed in Amsterdam on the date stated at the beginning of this Deed. After the content of this Deed was stated succinctly to the person appearing and she stated that she had taken note of the content of the Deed and did not require it to be read out in full, this Deed was signed by the person appearing, who is known to me, the civil-law notary, and by me, the civil-law notary, immediately after a reading out of those portions of the Deed which are required by law to be read out.
(Signed): I. de Vries; G. J. de Jongh.

[SEAL OF G. J. de JONGH,                               CERTIFIED AS A TRUE COPY
CIVIL-LAW NOTARY IN
AMSTERDAM]